Exhibit 99.1

FOR IMMEDIATE RELEASE
March 24, 2015
GCI Offers to Purchase for Cash Any and All of its Outstanding 8.625% Senior Notes due 2019
Anchorage, Alaska, March 24, 2015 - General Communication, Inc. (Nasdaq: GNCMA) announced today the commencement of a cash tender offer (the “Tender Offer”) for any and all of the outstanding 8.625% Senior Notes due 2019 (the “Notes”) issued by GCI, Inc. (“GCI”). The Tender Offer is being made on and subject to the terms and conditions set forth in the Offer to Purchase dated March 24, 2015 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”).

The Tender Offer will expire at 5:00 p.m., New York City time, on March 31, 2015, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the depository and information agent a properly completed and duly executed Notice of Guaranteed Delivery at or prior to the Expiration Time in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,047.44 per $1,000 principal amount of Notes validly tendered and accepted for purchase (the “Purchase Price”) payable for such tendered Notes that are accepted by GCI for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be April 1, 2015, the business day following the scheduled Expiration Time.

The following table sets forth the material pricing terms of the Tender Offer:

Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding	Purchase Price
8 5/8% Senior Notes due 2019	CUSIP Number: 36155W AF3	$425,000,000	$1,047.44
	ISIN: US36155W AF32

Tendered Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Offer to Purchase, including the receipt by GCI of proceeds from a proposed debt financing on terms reasonably satisfactory to GCI generating net proceeds in an amount that is sufficient to effect the repurchase of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer, including the payment of any premiums, accrued and unpaid interest to, but not including, the settlement date, and expenses incurred in connection therewith. GCI may amend, extend or terminate the Tender Offer, in its sole discretion and subject to applicable law. Subject to completion of such debt financing, GCI intends to redeem any and all Notes that remain outstanding after completion of the Tender Offer.

GCI has retained SunTrust Robinson Humphrey to serve as the dealer manager for the Tender Offer. GCI has appointed Global Bondholder Services Corporation (“GBS”) to serve as the depository and information agent for the Tender Offer.

For additional information regarding the terms of the Tender Offer, please contact SunTrust Robinson Humphrey at (404) 926-5047 (collect). Questions regarding the Tender Offer should be directed to GBS at (212) 430-3774 (banks and brokers) or (866) 470-4200 (all others). Documents for the Tender Offer, including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, are available at www.gbsc-usa.com/GCI/, and may also be obtained by contacting GBS by telephone.

None of GCI, its board of directors, the dealer manager, GBS or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is for information purposes only and does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In those jurisdictions where the securities, blue sky or

Exhibit 99.1

others laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of GCI by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Contact
Tom Chesterman
(907) 868-1585